Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company and RJR Acquisition Corp. on Form S-3 of our report dated January 27, 2000 (February 23, 2000 as to Note 14), appearing in the Annual Report on Form 10-K of R.J. Reynolds Tobacco Holdings, Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
Winston-Salem, North Carolina

April 5, 2001